Exhibit 99.1

News Release

For More Information Contact

FOR IMMEDIATE RELEASE

Darrell Lee, CFO/VP

May 2, 2006	763-493-6370 / www.mocon.com

MOCON Announces Record Quarterly Net Income

MINNEAPOLIS, MN, May 2, 2006 – MOCON, Inc. (Nasdaq:MOCO) today reported its operating results for the quarter ended March 31, 2006.

Net sales for the first quarter 2006 were $6,519,000, an increase of 1 percent compared to $6,445,000 for the first quarter 2005. Income from continuing operations was $1,113,000 for the first quarter 2006, a 20 percent increase compared to $925,000 for the first quarter 2005. Net income for the first quarter 2006 was $1,135,000, a 43 percent increase compared to $794,000 in the first quarter 2005, and a new quarterly record for the Company. Diluted net income per share was $0.21 in the first quarter 2006, a 50 percent increase compared to $0.14 for the same period in 2005.

Net income for fiscal 2006 includes stock-based compensation expense required under the implementation of SFAS 123(R), “Share-Based Payments.”  This expense amounted to approximately $45,000 or $0.01 per share in the first quarter 2006. This expense was not included in the Company first quarter 2005 numbers, as the effective date of the pronouncement for the Company was January 1, 2006.

During the first quarter 2006, MOCON realized an after-tax gain of approximately $92,000 from the sale of its Lab Connections subsidiary. MOCON believes that this divestiture will allow it to better concentrate on its core product lines, particularly its gas detection and measurement products. In addition, the Company’s first quarter 2006 results were favorably impacted due to a $50,000 reduction in accrued income taxes related to the resolution of a proposed income tax assessment in the state of New Jersey. First quarter 2006 net income also benefited from the elimination of operating losses from the Company’s former Vaculok product line which was sold in 2005.

“We are very pleased with our results of operations for the first quarter of 2006. We are realizing the benefits of our two recent divestitures which have allowed us to reallocate capital for growth purposes. Although our net sales increased only modestly in first quarter 2006 over the prior year, our continued focus on managing our bottom line resulted in record earnings for the Company. Our expenditures on research and development increased 8 percent in the first quarter and were 7 percent of our net sales. We expect that this continued investment in R&D will result in new products for our core gas detection, measurement and analysis markets,” commented Robert L. Demorest, MOCON President and CEO.

The Company continues to maintain a strong balance sheet, with cash and marketable securities totaling $10,009,000 as of March 31, 2006.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the divestiture of the Lab Connections operations allowing MOCON to better concentrate on its core product lines, the benefits to be realized from the two divestitures allowing MOCON to reallocate capital for growth purposes, MOCON’s continued focus on managing its bottom line, MOCON’s continued investment in R&D resulting in new products for its core gas detection, measurement and analysis markets, and other statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq National Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarter Ended March 31,
	2006	2005
Sales
Products	$6,081	$6,113
Consulting services	438	332
Total sales	6,519	6,445

Cost of sales
Products	2,475	2,641
Consulting services	226	242
Total cost of sales	2,701	2,883

Gross profit	3,818	3,562

Selling, general, and administrative expenses	1,919	2,083
Research and development expenses	454	421
Operating income	1,445	1,058

Other income	156	91
Income from continuing operations before income taxes	1,601	1,149

Income taxes	488	224
Income from continuing operations	1,113	925

Gain (loss) from discontinued operations, net of tax	22	(131)

Net income	$1,135	$794

Basic income per share:
Income from continuing operations	$0.21	$0.17
Gain (loss) from discontinued operations	—	(0.02)
Basic income per share	$0.21	$0.15

Basic weighted average shares outstanding	5,405	5,339

Diluted income per share:
Income from continuing operations	$0.21	$0.16
Gain (loss) from discontinued operations	—	(0.02)
Diluted income per share	$0.21	$0.14

Diluted weighted average shares outstanding	5,405	5,520

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

BALANCE SHEET DATA:  (unaudited)

	March 31, 2006	December 31, 2005
Assets:
Cash and marketable securities	$10,009	$8,851
Accounts receivable, net	4,061	4,362
Inventories	3,854	4,058
Other current assets	851	986
Total current assets	18,775	18,257
Marketable securities, noncurrent	—-	170
Property, plant, and equipment, net	1,559	1,552
Other assets, net	3,614	3,678

Total assets	$23,948	$23,657

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,024	$4,418
Total long-term liabilities	318	440
Stockholders’ equity	19,606	18,799

Total liabilities and stockholders’ equity	$23,948	$23,657